Exhibit 99.1

Portola Announces Preliminary Full Year 2019 Andexxa Global Net

Revenues of Approximately $111 Million

– Fourth Quarter Net Revenues of Andexxa Expected to be Approximately $28 Million

Including $4 Million in Fourth Quarter Sales from Ondexxya in Europe –

– Conference Call Today at 2 p.m. PT / 5 p.m. ET –

[Dateline]— Portola Pharmaceuticals, Inc.® (Nasdaq: PTLA) today announced preliminary unaudited Andexxa global net revenues for the fourth quarter and full year 2019. For the fourth quarter, the Company expects Andexxa global net revenues to be approximately $28 million. For the full year 2019, the Company expects Andexxa global net revenues to be approximately $111 million.

In the U.S., net revenues of Andexxa in the fourth quarter 2019 were approximately $24 million, which compares to net revenues of $14.0 million in the same period a year ago and $33.0 million in third quarter 2019.

In Europe, net revenues of Ondexxya were approximately $4 million, which compares to net revenues of $2.7 million in the third quarter of 2019. Fourth quarter 2019 was Ondexxya’s first full quarter of sales following its launch in July 2019 in Europe, where it is now marketed in Germany, Austria, the U.K., the Netherlands, Sweden, Denmark and Finland.

During the fourth quarter, approximately 90 new accounts, and over 425 new accounts in 2019, ordered Andexxa in the U.S. This brings the total number of accounts now ordering Andexxa to approximately 640 at the end of 2019. There continues to be a significant hospital penetration opportunity within the Company’s 2,100 target accounts in 2020 and beyond. Also in the fourth quarter, re-ordering accounts contributed 80% of U.S. revenues, compared to 76% of revenues in the third quarter.

Fourth quarter Andexxa net sales in the U.S. were impacted primarily by two factors:

•

A $5 million gross to net adjustment due to a return reserve for short-dated product. The Company expects this to be mitigated going forward by its current longer-dated, 36-month product, which began shipping in November 2019.

•

Flat quarter over quarter demand due to a decrease in utilization, primarily in tier 1 accounts. While physician demand remains strong, the Company believes that in certain of these accounts, hospital pharmacies curtailed use of Andexxa following drug utilization reviews in an effort to manage pharmacy budgets. Following this reduction, re-ordering patterns are stabilizing in many of these accounts.

“While we are disappointed in the fourth quarter net revenues for Andexxa in the U.S., 2019 was a year of significant growth. We exceeded $100 million in revenues, including encouraging contributions from our global launch of Ondexxya, and Andexxa remains on track as one of the top five hospital drug launches in the U.S. in the last 30 years,” said Scott Garland, Portola’s president and chief executive officer. “Our belief in the long-term potential of Andexxa remains strong, and we maintain our projection that this highly innovative, orphan drug has an over $2 billion opportunity in the rapidly growing FXa-inhibitor market in the U.S. and Europe. We look forward to continuing to build long-term revenue growth and value for our shareholders as we establish Andexxa as the standard for care for doctors addressing the urgent needs of patients facing serious, life-threatening bleeds.”

“Physician support for Andexxa and Ondexxya in the U.S. and Europe has been tremendous, and we continue to receive outstanding feedback from members of the medical community who have seen first-hand the benefits of Andexxa in treating DOAC-related bleeds,” said Sheldon Koenig, Portola’s chief commercial officer. “The drug has excellent efficacy, works fast and is the only FDA-approved agent available. In 2020, we are moving aggressively to execute on our launch strategy and build greater awareness of the life-saving benefits of Andexxa by further educating hospitals on its value.”

2020 Growth Drivers

The Company expects continued strong demand of Andexxa, driven by the growth of the Factor Xa inhibitor market in the U.S. and Europe. In 2019, the Factor Xa inhibitor market volume grew by 27% globally to reach $24 billion. In addition, growth in new hospital customers and deeper hospital utilization of Andexxa is expected in 2020 driven by:

•

Presentation and publication of newly generated health economics and outcomes research data at multiple medical meetings starting with three abstracts at the American College of Cardiology’s Annual Scientific Session together with the World Congress of Cardiology, showing the impact of Andexxa on inpatient mortality, burden of illness, budget impact model and cost effective analysis

•	Presentation and publication of data demonstrating 4-factor PCC’s, which are only approved to reverse warfarin, are not effective for reversing Factor Xa related bleeds

•

The launch of key educational initiatives to raise awareness of best practices for the various access and reimbursement pathways available, including: The New Technology Add-on Payment (NTAP) for Medicare beneficiaries in the inpatient setting; a pass through C-code for Medicare and commercial patients in the outpatient setting; participation in both Medicaid and the 340B drug pricing program; and consignment opportunities

•	Initiation of a single arm study in patients taking Factor Xa inhibitors that require urgent surgery, providing experience to inform the design of a randomized clinical trial

•	Conclusion of reimbursement discussions in European Wave 1 countries

•	Expansion of European launch into Wave 2 countries

The Company has a strong cash position to continue to invest in the launch of Andexxa and Ondexxya. As of December 31, 2019, the Company’s cash position totaled $464 million, compared with $317 million as of December 31, 2018.

These preliminary results are based on management’s initial analysis of operations for the quarter ended December 31, 2019. The Company expects to issue full financial results for the fourth quarter and fiscal year 2019 in late February.

Conference Call Details

The Company will host a live conference call on Thursday, January 9, 2020, at 5:00 p.m. ET, which can be accessed by phone by calling (844) 452-6828 from the United States and Canada or 1 (765) 507-2588 internationally and using the passcode 3995797. The webcast can also be accessed live on the Investor Relations section of the Company’s website at http://investors.portola.com.

Corporate Update on January 14, 2020

As previously announced, Portola will provide a corporate update on Tuesday, January 14, at 7:00 a.m. PT (10:00 a.m. ET). The live webcast will be available on the Company’s website at http://investors.portola.com. A replay of that presentation will remain available on the website after the live webcast.

About Portola

Portola Pharmaceuticals is a global, commercial-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics that could significantly advance the fields of thrombosis and other hematologic conditions. The Company’s first two commercialized products are Andexxa® [coagulation factor Xa (recombinant), inactivated-zhzo], marketed in Europe as Ondexxya® (andexanet alfa), and Bevyxxa® (betrixaban). The company also is advancing cerdulatinib, a SYK/JAK inhibitor being developed for the treatment of hematologic cancers. Founded in 2003 in South San Francisco, California, Portola has operations in the United States and Europe.

Forward-Looking Statements

The preliminary financial results for the fourth quarter and full year 2019 represent the most current information available to management and reflect estimates and assumptions. The company’s actual results may differ materially from these preliminary results due to the completion of the company’s financial closing procedures, final adjustments and other developments that may arise between the date of this press release and the time that financial results for the fourth quarter and full year 2019 are finalized. The foregoing preliminary financial results have not been compiled or examined by our independent registered public accounting firm nor have our independent registered public accounting firm performed any procedures with respect to this information or expressed any opinion or any form of assurance of such information. These preliminary financial results should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance. In addition, these preliminary financial results are not necessarily indicative of the results to be achieved for any future period.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding the projected over $2 billion Andexxxa opportunity, the hospital penetration opportunity in the Company’s target accounts, the anticipated impact of longer-dated product on future gross to net adjustments, the potential for Andexxa to be established as a standard of care and for its launch to be one of the top 5 U.S. hospital drug launches in the last 30 years, and the Company’s anticipated execution of its clinical and commercial initiatives. Risks that contribute to the uncertain nature of the forward-looking statements include: the risk that physicians, patients and payers may not see the benefits or cost-effectiveness of utilizing Andexxa for the indications for which it is approved; our ability to continue to manufacture our products and to expand approved manufacturing facilities; the possibility of unfavorable results from additional clinical trials involving Andexxa; our ability to grow our commercial operations in the EU and generate product revenue within projected timelines and budget; the outcomes of reimbursement discussions in Europe; the risk that we may not obtain additional regulatory approvals necessary to expand approved indications for Andexxa; our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:	Media Contact:

Jennifer Zibuda	Pure Communications
Portola Pharmaceuticals	Portola_Media@purecommunications.com
IR@portola.com